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                                                                    Exhibit 4.10

Certificate No:  103

WARRANT TO SUBSCRIBE FOR SHARES

GENTIA SOFTWARE PLC

(Incorporated under the Companies Act 1985 No 2857046)

Warrant to subscribe for 277,778 ordinary shares of 15 pence each

THIS IS TO CERTIFY that Rhone Venture Capital Limited of Columbus Center Building, Road Town, Tortola, British Virgin Islands is the registered holder of a warrant to subscribe for 277,778 ordinary shares of 15 pence each in Gentia Software plc (the "Company") subject to the memorandum and articles of association of the Company and otherwise on the terms and conditions set out overleaf which provide, inter alia, for adjustment to the number of shares subject to the Warrant and to the Warrant Price (as defined overleaf) in certain circumstances.

EXECUTED as a deed by the Company on 22nd November 1999.

SIGNED as a deed and DELIVERED by GENTIA SOFTWARE PLC acting by a Director and the Secretary/two Directors:

/s/ Steve Fluin Director
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/s/ Nicholas P.S. Bray Director/Secretary
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IMPORTANT

(1) The Warrant evidenced by this Certificate is exercisable for a period of seven years after the date of this Certificate and thereafter up to and including 22nd November 2006 by completion of the Notice of Exercise set out below and lodgement of this Certificate at the then registered office of the Company together with the appropriate payment.
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NOTICE OF EXERCISE

To the directors of Gentia Software plc

I/We hereby exercise my/our Warrant evidenced by this Certificate to subscribe for ** Ordinary Shares of 15p each in your Company and attach a cheque for US$

Signed:

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We request that a certificate for the said Ordinary Shares and a balance certificate in respect of the Warrant be sent by post to us at our risk at the first address shown or to the agent lodging this Certificate.

Signed:

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**   Please complete. If no number is inserted the Notice will be deemed to relate to all the shares subject to the Warrant.


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TERMS AND CONDITIONS

1.       In these terms and conditions:

         "Company" means Gentia Software plc (registered number 2857046);

         "Final Exercise Date" means the earlier of 22nd November 2006 and the expiration of a notice given by the Company pursuant to paragraph 3 below;

         "Ordinary Shares" means ordinary shares of 15p each in the capital of the Company;

         "Registered Holder" means Rhone Venture Capital Limited of Columbus Center Building, Road Town, Tortola, British Virgin Islands;

         "this Warrant" means the warrant, evidenced by this Certificate, to subscribe for the number of Ordinary Shares (subject to variation as specified in this Warrant) specified on the face of this Certificate;

         "Warrant Price" means the price per share at which the Registered Holder is entitled to subscribe for the Ordinary Shares which are subject to this Warrant.

2. This Warrant is held subject to the memorandum and articles of association of the Company and otherwise on these terms and conditions which are binding upon the Company and the Registered Holder and all persons claiming through or under them respectively. This Warrant will be registered and the subscription rights represented thereby will be transferable.

3. The Registered Holder shall have the right upon exercise of this Warrant to subscribe in cash for Ordinary Shares. This Warrant is exercisable by the Registered Holder in whole or in part at any time and from time to time during a period from the date of this Certificate up to and including 22nd November 2006 PROVIDED THAT if at any time this Warrant has been exercised in respect of three fifths or more of the ordinary shares which are the subject of this Warrant the Company may by thirty days' written notice to the Registered Holder may require it to exercise this Warrant in respect of any remaining shares the subject thereof. At midnight on the said date or after the expiration of the said notice (whichever is earlier) this Warrant shall become null and void and of no effect.

4. Subject as hereinafter mentioned, the Warrant Price is US$2.25 per Ordinary Share.


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5.       In order to exercise this Warrant the Notice of Exercise must be completed and signed by the Registered Holder and lodged at the then registered office of the Company together with a payment to the Company equal to the Warrant Price multiplied by the number of Ordinary Shares in respect of which this Warrant is exercised. Any Notice of Exercise shall be irrevocable without the written consent of the Company once it has been lodged.

6. If this Warrant is exercised before the Final Exercise Date in respect of part only of the Ordinary Shares the subject of this Warrant, a certificate in respect of the balance will be issued by the Company to the Registered Holder.

7. Ordinary Shares in respect of which this Warrant is exercised will be issued only to the Registered Holder.

8. Ordinary Shares issued pursuant to the exercise of this Warrant will rank pari passu in all respects from the date of issue with the remaining Ordinary Shares then in issue except that they will not rank for dividends or other distributions declared, made or paid on or after the date of issue in respect of a financial year (as defined in Section 742 of the Companies Act 1985) or other accounting reference period of the Company ending on or before the date of issue nor for dividends or other distributions declared, resolved upon or publicly announced before the date of exercise of this Warrant.

9.       Adjustment of subscription rights attached to this Warrant

         (a) If, on a date (or by reference to a record date) on or before the Final Exercise Date, the Company allots any fully paid Ordinary Shares by way of capitalisation of profits or reserves to holders of the Ordinary Shares or effects any consolidation or sub-division of the Ordinary Shares on such a date, the number and/or nominal value of Ordinary Shares to be subscribed on any subsequent exercise of subscription rights attached to this Warrant will as from such date (or record date) be increased or, as the case may be, reduced in due proportion and the Warrant Price will be adjusted accordingly. On any such capitalisation, consolidation or sub-division the auditors for the time being of the Company shall certify the appropriate adjustments and, within twenty-eight days thereafter, notice will be sent to the Registered Holder together with a Warrant certificate in respect of any additional Ordinary Shares for which the Registered Holder is entitled to subscribe in consequence of such adjustments, fractional entitlements being ignored.


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         (b)      If, on a date (or by reference to a record date) on or before the Final Exercise Date the Company makes any offer or invitation (whether by way of rights issue or otherwise but not being an offer to which paragraph 10(b) below applies) to the holders of the Ordinary Shares, or any offer or invitation (not being an offer to which paragraph 10(c) below applies) is made to such holders otherwise than by the Company, then the Company shall, so far as it is able, procure that at the same time the same offer or invitation is made to the Registered Holder as if its subscription rights under this Warrant had been exercisable and had been exercised on the day immediately preceding such date (or record date) on the basis then applicable.

10. So long as any subscription rights attached to this Warrant remain exercisable, save with agreement or sanction pursuant to paragraph 11 below:

         (a)      the Company shall:

                  (i) keep available for issue sufficient authorised but unissued share capital to satisfy in full all subscription rights attached to this Warrant remaining exercisable;

                  (ii) not make any allotment of fully paid Ordinary Shares by way of capitalisation of profits or reserves on or before the Final Exercise Date unless at the date of such allotment the directors have authority for the purposes of section 80 of the Companies Act 1985 to grant the additional rights to subscribe to which the Registered Holder would by virtue of paragraph 9(a) above be entitled in consequence of such capitalisation; and

                  (iii) not make any offer or invitation as is referred to in paragraph 9(b) above to the holders of Ordinary Shares unless:

                           (aa) where such offer or invitation involves the allotment of relevant securities (as defined in section 80 of the Companies Act 1985) the directors shall have authority for the purposes of that section to allot any such securities as may require to be allotted to the Registered Holder in consequence of the Company making the same offer or invitation to the Registered Holder in accordance with paragraph 9(b) above; and


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                           (bb)     section 89(1) of such Act shall have been
                                    disapplied to the extent (if any) necessary to enable the Company to make such offer or invitation to the Registered Holder and to make any allotment pursuant thereto;

         (b) if at any time before the Final Exercise Date an offer or invitation is made by the Company to the holders of Ordinary Shares for the purchase by the Company of any of its Ordinary Shares, the Company shall simultaneously give notice thereof to the Registered Holder and the Registered Holder shall be entitled, at any time while such offer or invitation is open for acceptance, to exercise its subscription rights under this Warrant on the terms on which the same could have been exercised (subject to any adjustment pursuant to paragraph 9(a) above) so as to take effect as if it had exercised such rights on the day immediately preceding the record date for such offer or invitation and the Company shall procure that any such offer or invitation is extended to any Ordinary Shares arising from such exercise;

         (c) if at any time an offer is made to all the holders of Ordinary Shares (or all such holders other than the offeror) to acquire the whole or any part of the issued ordinary share capital of the Company and the Company becomes aware that as a result of such an offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a General Meeting of the Company has or will become vested in the offeror, the Company shall give notice to the Registered Holder of such vesting within fourteen days of its becoming so aware, and the Registered Holder shall be entitled, at any time within the period of thirty days immediately following the date of such notice but before the Final Exercise Date, to exercise its subscription rights under this Warrant on the terms on which the same are then exercisable (subject to any adjustment pursuant to paragraph 9(a) above) so as to take effect as if it had exercised its rights on the day immediately preceding the record date for such offer, and the Company shall use its best endeavours to ensure that such offer is extended to any Ordinary Shares arising from such exercise (and the publication of a scheme of arrangement under section 425 of the Companies Act 1985 providing for the acquisition by any person of the whole or any part of the issued Ordinary share capital of the Company shall be deemed to be the making of an offer for the purposes of this sub-paragraph (c));


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         (d)      if before the Final Exercise Date an order is made or an
                  effective resolution is passed for winding up the Company the Registered Holder will (if, in such winding up and on the basis that all subscription rights attached to this Warrant then unexercised had been exercised in full and the subscription moneys therefor had been received in full by the Company there shall be a surplus available for distribution amongst the holders of the Ordinary Shares which on such basis would exceed in respect of each Ordinary Share a sum equal to the Warrant Price) be treated as if immediately before the date of such order or resolution its subscription rights under this Warrant had been exercisable and had been exercised in full, on the terms on which the same could then have been exercised (subject to any adjustment pursuant to paragraph 9(a) above) so as to take effect as if it had exercised such rights on the day immediately preceding the date of such order or resolution and shall accordingly be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Ordinary Shares such a sum as it would have received had it been the holder of the Ordinary Shares to which it would have become entitled by virtue of such subscription after deducting a sum per Ordinary Share equal to the Warrant Price; subject to the foregoing all subscription rights shall lapse on liquidation of the Company.

11. If any question shall arise in regard to the nature or extent of any adjustment to be made to the Warrant Price or the number of Ordinary Shares subject to this Warrant pursuant to any of the provisions of paragraph 9 above, the same shall be referred for determination either by some person, firm or company nominated jointly for such purpose by the Company and the Registered Holder or, failing agreement on such joint nomination, by a firm of Chartered Accountants to be nominated at the request of the Company or the Registered Holder by the President for the time being of the Institute of Chartered Accountants in England and Wales and so that any person, firm or company so nominated shall be deemed to be acting as an expert or experts and not as an arbitrator or arbitrators and his or their decision shall be binding on all concerned. The costs of such determination shall be divided equally between the Company and the Registered Holder.

12. All or any of the rights for the time being attached to this Warrant may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing both of the Company and of the Registered Holder.

13. This Warrant is not transferable. If the Registered Holder purports to transfer this Warrant in whole or in part to any other person this Warrant shall cease to have effect and shall become null and void.


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